Exhibit 5.1

Okeanis Eco Tankers Corp.
c/o OET Chartering Inc.
Ethnarchou Makariou Ave., & 2 D. Falireos St.
185 47 N. Faliro, Greece

May 7, 2025

Okeanis Eco Tankers Corp.: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands for Okeanis Eco Tankers Corp., a Marshall Islands corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-3 (as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) on the date hereof, relating to the registration under the Securities Act of the sale from time to time by the selling shareholders named in the Registration Statement of up to 18,102,286 of the Company’s common shares, par value $0.001 per share (“Resale Common Shares”).

The Resale Common Shares will be sold from time to time as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the Prospectus;

(ii)	the Company’s second amended and restated articles of incorporation and third amended and restated bylaws; and

(iii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant or necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of each natural person or entity (other than the Company), (b) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to our opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands law, and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Resale Common Shares are validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Registration Statement Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP